Exhibit 10.10

Power of Attorney

I, Shudong Xia, a citizen of the People’s Republic of China (the “PRC”), ID card No. 422125721020561, hereby irrevocably grant a power of attorney in favor of Oriental Intra-Asia Entertainment (China) Limited to exercise powers and rights during the term of this Power of Attorney in connection with the followings:

 Oriental Intra-Asia Entertainment (China) Limited is authorized to have full power to excise on my behalf all voting rights as a shareholder at the shareholders’ meetings of China TransInfo Technology Group Co., Ltd. (the “Company”) that having been given to me by law and by the Articles of Association of the Company, including but not limited to, the voting rights regarding the sale or transfer of all or part of the equity of the Company held by myself and acting as my authorized representative at the shareholders’ meeting of the Company to designate and appoint the directors of the Company.

Unless otherwise the Operating Agreement jointly executed by the Company, Zhiping Zhang, Zhibin Lai, Wei Gao, myself and Oriental Intra-Asia Entertainment (China) Limited is earlier terminated for any reasons, the term of this Power of Attorney is ten (10) years commencing from the execution date of this Power of Attorney.  This Power of Attorney is executed in English.

/s/ Shudong Xia

Shudong Xia

February 3, 2009